SCHEDULE 14A


                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  VIZACOM INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                  VIZACOM INC.

                    -----------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 APRIL 19, 2001



To the Stockholders of
VIZACOM INC.:

     NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Vizacom Inc. will be held at the Nassau West Corporate Center II, Lower Level Conference Center, 50 Charles Lindbergh Blvd., Uniondale, New York, 11553, on Thursday, April 19, 2001, commencing at 10:00 a.m. (local time), or at any adjournment or postponement thereof, for the following purposes:

     1. To consider to act upon a proposal to grant our board of directors authority to amend our certificate of incorporation to authorize a one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10) reverse stock split of our common stock; and

     2. To approve the issuance of 912,900 shares of our common stock that we are currently obligated to issue pursuant to the terms of our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000.

     The foregoing matters are more fully described in the proxy statement accompanying this notice to which your attention is directed.

     Only our stockholders of record at the close of business on March 8, 2001, will be entitled to vote at the special meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed proxy at your earliest convenience in order that your shares may be voted for you as specified.


                                   By order of the board of directors,


                                   Neil M. Kaufman, chairman and secretary

March ___, 2001
Bohemia, New York

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                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  VIZACOM INC.
                         3512 Veterans Memorial Highway
                             Bohemia, New York 11716

                    -----------------------------------------

                                 PROXY STATEMENT

                    -----------------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                                 April 19, 2001




     This special meeting of stockholders of Vizacom Inc., a Delaware corporation, will be held at the Nassau West Corporate Center II, Lower Level Conference Center, 50 Charles Lindbergh Blvd., Uniondale, New York, 11553, on Thursday, April 19, 2001, commencing at 10:00 a.m. (local time), and any adjournments and postponements thereof, for the purposes set forth in the accompanying notice of special meeting of stockholders. THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF OUR BOARD OF DIRECTORS FOR USE AT THIS SPECIAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS OF THIS SPECIAL MEETING. The approximate date on which this proxy statement and the enclosed proxy are being first mailed to stockholders is March 14, 2001.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified, subject to any applicable voting or irrevocable proxy agreements. Any person executing an enclosed proxy may revoke it prior to its exercise either by letter directed to us or in person at this special meeting.

     Throughout this proxy statement, the terms "we," "us," "our" and "our company" refers to Vizacom Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

VOTING RIGHTS

     Only stockholders of record at the close of business on March 8, 2001 (the "Record Date") will be entitled to vote at the special meeting or any adjournment thereof. We currently have outstanding only a single class of voting capital stock, namely, shares of common stock, $.001 par value per share. Each share of common stock issued and outstanding on the record date is entitled to one vote at this special meeting. As of the record date, there were 18,750,818 shares of our common stock outstanding.

     The affirmative vote, in person or by proxy, of a majority of the votes entitled to be cast at this special meeting is required for adoption of the amendment of our certificate of incorporation (Proposal No. 1) and the majority of votes actually cast, in person or by proxy, are required for the approval of issuance of 912,900 shares of our common stock that we are obligated to issue pursuant to our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000. For purposes of determining whether proposals have received a majority of votes cast, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, the effect of abstentions and broker non-votes is the same as that of a vote "against" Proposal No. 1 to authorize our board of directors to amend our certificate of incorporation to authorize either a one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10) reverse stock split of our common stock, while abstentions and broker non-votes will have no effect on the vote for the issuance of share of our common stock with respect to Proposal No. 2. Abstentions also will be counted in the determination of whether a quorum exists for the purposes of transacting business at this special meeting.


                               SECURITY OWNERSHIP

     Our common stock is the only class of our voting securities presently outstanding. The following table sets forth information with respect to the beneficial ownership of shares of our common stock, as of the record date, by:
     -  each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, based on filings with the Securities and Exchange Commission and certain other information,
     -  each of our directors,
     - each of our executive officers (including executive officers as of December 31, 2000), and
     -  all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined.

     Except as otherwise indicated in the notes to the following table,
     - we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and
     - the address for each beneficial owner listed in the table is Vizacom Inc., 3512 Veterans Memorial Highway, Bohemia, New York 11716

                                           Amount and Nature
                                           of Common Stock          Percentage of Shares
Name of Beneficial Owner                   Beneficially Owned         Beneficially Owned
------------------------         ------------------        ---------------------
Vincent DiSpigno. . . . . . . . . . . . .   1,118,142  (1)               5.9
David N. Salav. . . . . . . . . . . . . .   1,118,142  (2)               5.9
Mark E. Leininger . . . . . . . . . . . .     826,976  (3)               4.3

                                      -2-



Marc E. Jaffe . . . . . . . . . . . . . .      308,817  (4)               1.6
Neil M. Kaufman . . . . . . . . . . . . .      317,843  (5)               1.7
Edward J. Proctor . . . . . . . . . . . .          100  (6)                *
Alan W. Schoenbart. . . . . . . . . . . .      158,333  (7)                *
Francis X. Murphy . . . . . . . . . . . .       58,332  (8)                *
David A. Buckel . . . . . . . . . . . . .       28,332  (9)                *
Yitz Grossman.. . . . . . . . . . . . . .    1,711,178  (10)              8.9
All officers and directors as a group
(9 persons) . . . . . . . . . . . . . . .    3,935,017  (11)             19.4
----------
*   Less than 1.0%.

(1) Includes (a) 90,833 shares of our common stock issuable upon exercise of options granted to Mr. DiSpigno under our various stock plans which are exercisable within the next 60 days, (b) 285,088 additional share of our common stock that were issued to Mr. DiSpigno pursuant to post-closing adjustments to the purchase price under the PWR merger agreement and (c) 7,221 shares of our common stock issuable upon conversion of principal and interest under a convertible promissory note acquired by him in connection with our acquisition of PWR Systems. Does not include (a) 144,167 shares of our common stock issuable upon exercise of options granted to Mr. DiSpigno under our various stock plans which are not exercisable within the next 60 days or (b) 456,450 additional shares of our common stock we plan to issue to Mr. DiSpigno to complete the purchase price adjustment under the PWR merger agreement, subject to stockholder approval pursuant to Proposal No. 2 in this proxy statement.

(2) Includes (a) 90,833 shares of our common stock issuable upon exercise of options granted to Mr. Salav under our various stock plans which are exercisable within the next 60 days, (b) 285,088 additional share of our common stock that were issued to Mr. Salav pursuant to post-closing adjustments to the purchase price under the PWR merger agreement and (c) 7,221 shares of our common stock issuable upon conversion of principal and interest under a convertible promissory note acquired by him in connection with our acquisition of PWR Systems. Does not include (a) 144,167 shares of our common stock issuable upon exercise of options granted to Mr. Salav under our various stock plans which are not exercisable within the next 60 days or (b) 456,450 additional shares of our common stock we plan to issue to Mr. Salav to complete the purchase price adjustment under the PWR merger agreement, subject to stockholder approval pursuant to Proposal No. 2 in this proxy statement.

(3) Includes (a) 3,333 shares of our common stock held by Mr. Leininger and his spouse as joint tenants and (b) 523,643 shares of common stock issuable upon exercise of options granted to Mr. Leininger under our various stock plans which are exercisable within the next 60 days. Does not include 112,607 shares of common stock issuable upon exercise of options granted to Mr. Leininger under our various stock plans which are not exercisable within the next 60 days.

                                      -3-


(4) Includes 255,484 shares of our common stock issuable upon exercise of options granted to Mr. Jaffe under our various stock plans which are exercisable within the next 60 days. Does not include 82,014 shares of common stock issuable upon exercise of options granted to Mr. Jaffe under our various stock plans which are not exercisable within the next 60 days. The address for Mr. Jaffe is 733 Third Avenue, Fifteenth Floor, New York, New York 10017.

(5) Includes 261,106 shares of our common stock issuable upon exercise of options granted to Mr. Kaufman under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 128,894 shares of common stock granted to Mr. Kaufman under our various stock plans which are not exercisable within the next 60 days. The address for Mr. Kaufman is c/o Kaufman & Moomjian, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Mitchel Field, New York 11553.

(6)  The address for Mr. Proctor is 801 Midland Road, Oradel, New Jersey 07649.

(7) Represents 158,333 shares of our common stock issuable upon exercise of options granted to Mr. Schoenbart which are exercisable within the next 60 days. Does not include options to purchase 131,667 shares of common stock granted to Mr. Schoenbart which are not exercisable within the next 60 days.

(8) Includes 28,332 shares of our common stock issuable upon exercise of options granted to Mr. Murphy under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 56,668 shares of common stock granted to Mr. Murphy which are not exercisable within the next 60 days.

(9) Represents 28,332 shares of our common stock issuable upon exercise of options granted to Mr. Buckel under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 56,668 shares of our common stock granted to Mr. Buckel which are not exercisable within the next 60 days. The address for Mr. Buckel is c/o Applied Theory Corporation, 1500 Broadway, Third Floor, New York, New York 10036.

(10) Includes (a) 1,233,368 shares of our common stock beneficially owned by Target Capital Corp., a company of which Mr. Grossman is a principal,
     (b) 260,000 shares of our common stock issuable upon the exercises of warrants held by Target, all of which are exercisable within the next 60 days and (c) 133,987 shares of our common stock beneficially owned by the Yitz Grossman Charitable Trust, of which Mr. Grossman is trustee. The address for Mr. Grossman is c/o Target Capital Corp., 40 Fulton Street, Seventh Floor, New York, New York 10038.

(11) Includes (a) the aggregate 2,483,679 shares of our common stock held jointly with, or individually, by spouses of our officers and directors, and (b) an aggregate 1,451,338 shares of our common stock issuable upon conversion of promissory notes and the exercise of the options or warrants discussed in notes (1) through (9) above which are

                                      -4-


     convertible or exercisable within the next 60 days. Does not include any shares of our common stock beneficially owned by Mr. Grossman, who is neither an officer or a director.

                                 PROPOSAL NO. 1
                    TO GRANT OUR BOARD OF DIRECTORS AUTHORITY
                    TO AMEND OUR CERTIFICATE OF INCORPORATION
         TO AUTHORIZE EITHER A ONE-FOR-THREE (1:3), ONE-FOR-FIVE (1:5),
                    ONE-FOR-EIGHT (1:8) OR ONE-FOR-TEN (1:10)
                     REVERSE STOCK SPLIT OF OUR COMMON STOCK

     Our board of directors has approved and recommended to the stockholders a proposal which authorizes the board to amend Article FOURTH of our Certificate of Incorporation in order to effect a reverse stock split of our common stock. The intent of our board of directors insofar as recommending the reverse stock split is to increase the long-term marketability and liquidity of our common stock.

     Our board of directors believes that the relatively low per share market price of the common stock does not adequately reflect our current value, impairs the marketability of common stock to institutional investors and members of the investing public and creates a negative impression with respect to our company when compared with the our competitors. Further, a minimum per share price of $1.00 is one of several continued maintenance requirements for the common stock to remain authorized for trading on The Nasdaq Stock Market, which the board of directors believes enhances the market for our common stock and improves the liquidity of our common stock. Thus, any increase in trading price resulting from a reverse stock split is intended to be attractive to our stockholders, the financial community, the investing public and to consumers of our products. Theoretically, the number of shares of our common stock outstanding should not materially affect the marketability of our common stock, the type of investor who acquires it or our reputation in the financial community. In practice, however, many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investing in these stocks. The foregoing factors may adversely affect not only the liquidity of our common stock, but also our ability to raise additional capital through a sale of equity securities or other similar transactions. However, no assurance can be given that even after the approval and occurrence of the proposed reverse stock split, that our common stock will be traded for prices that will satisfy Nasdaq continued maintenance requirements or that our common stock will meet the other continued maintenance requirements for such listing or any other market or exchange listing.

     On December 1, 2000, we were advised by Nasdaq that we have not been in compliance with Nasdaq's continued listing maintenance requirements pursuant to NASD Marketplace Rule 4310(c)(4), which requires that our common stock maintain a $1.00 per share minimum bid price. We were further informed that in order to comply with Rule 4310(c)(4), our common stock needed to have a minimum bid price of at least $1.00 per share for at least ten consecutive trading days prior to March 1, 2001. As of March 1, 2001, the minimum bid price of our common stock did not achieve such minimum listing requirement. As a result, on March 1,

2001, we received a determination by Nasdaq that our common stock will be delisted from the Nasdaq Stock Market; however, we intend to request a hearing with a Nasdaq hearing panel. Pending the outcome of such hearing, the delisting of our common stock will be stayed.

     We believe that the reverse stock split will result in our common stock having a bid price of at least $1.00 per share which will greatly increase the possibility that Nasdaq will allow us to maintain our listing. However, no assurance can be given that a reverse stock split will result in our common stock having a bid price of at least $1.00 per share, that Nasdaq will allow us to maintain our listing in spite of a $1.00 stock price, or that in the future the bid price for our common stock will not fall below $1.00 per share causing a new violation of Rule 4310(c)(4), or that we will maintain compliance with all other NASD Marketplace Rules with respect to Nasdaq continued listing maintenance requirements such as maintaining net tangible assets of at least $2,000,000.

     If a reverse stock split is approved by our stockholders, the board of directors will select, in its discretion, a ratio, by which a certain number of shares of old common stock shall be reclassified into one share of new common stock. The board's determination of the reverse-split ratio must be either one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10). The stockholders are requested to approve a reverse stock split in each of the following ratios: one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10). The board can choose any one or none of these ratios in its discretion; and the remaining alternative reverse stock splits would be abandoned by the board pursuant to Section 242(c) of the General Corporation Law of Delaware without further action by our stockholders. A reverse stock split will be effected only upon a determination by the board of directors that a reverse stock split is in the best interests of our company and the stockholders. A reverse stock split would become effective on any date (the "Effective Date") selected by the board of directors after authorization by stockholders.

     The board of directors currently expects to effect a reverse stock split in the ratio of one-for-five (1:5), and intends to reexamine this ratio in light of all relevant continued maintenance requirements for listing of the new common stock for trading on Nasdaq. In determining which ratio to select, the board may consider the advice of financial advisors and factors deemed relevant by the board, which may include, but not be limited to, its belief as to the future marketability and liquidity of our common stock, prevailing market conditions, the likely effect on the market price of our common stock and other relevant factors. The board reserves the right, notwithstanding stockholder approval of this Proposal No. 1 and without further action by the stockholders, to abandon the reverse stock split, if, at any time prior to filing the Certificate of Amendment with the Delaware Secretary of State with respect to the reverse stock split, the board, in its sole discretion, determines that the reverse stock split is no longer in the best interests of our company and our stockholders. Conversely, the board reserves the right to effectuate the reverse stock split under less than favorable conditions based on any factors deemed material by the board, in its sole discretion.

     The board believes that leaving the discretion to the board in these regards will permit flexibility so as to effectuate the reverse stock split in an appropriate and well-planned manner. For example, one of the most important factors that the board will consider will be the effect of the reverse stock split on the market price of our common stock. Specifically, the board must attempt to determine whether the reverse stock split will enable our common stock to trade at a price above $1.00 per share so as to meet the price per share requirements for continued Nasdaq listing, and whether Nasdaq would be likely to allow our common stock to be listed for trading on The Nasdaq Stock Market in such event. If the board of directors determines that even after giving effect to the reverse stock split, our common stock would not be likely to trade above $1.00 per share over an extended period of time, the board may determine not to effect such a reverse stock split because it would not have the long term effects which the board believes would be beneficial to stockholders. Notwithstanding the foregoing, a determination by the board that the reverse stock split will not create a per share trading price of $1.00 will not automatically prompt a decision by the board to refrain from effecting the reverse stock split. Other factors may also cause the board of directors to effect a reverse stock split whether or not it would be likely to cause our common stock to trade above $1.00 per share. These factors may include an effort to make our common stock more attractive to members of the financial community and certain types of investors who may have a tendency to avoid purchasing low-priced stock.

EFFECTS OF THE REVERSE STOCK SPLIT

     Consummation of a reverse stock split will not alter the number of authorized shares of our common stock, which will remain at 60,000,000 shares. Consummation of the reverse stock split will not alter the par value of our common stock, which will remain at $.001 per share.

     If the reverse stock split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, and these shares will again be available for issuance. Upon the occurrence of the reverse stock split, the conversion rate of certain outstanding options and warrants will be adjusted proportionately, so that, for example, if a one-for-five (1:5) reverse stock split is effected, each outstanding option or warrant would thereafter cover one-fifth as many shares of common stock or, if a one-for-three (1:3) reverse stock split is effected, each outstanding option or warrant would thereafter cover one-third as many shares of common stock. Shares that are no longer necessary for issuance upon conversion or exercise will become unreserved and available for future issuance or reservation. Proportionate voting rights and other rights of stockholders will not be altered by any reverse stock split (other than as a result of payment in cash in lieu of fractional shares.)

     Consummation of a reverse stock split should have no material federal tax consequences to most stockholders; however, tax effects, which are especially dependent upon a stockholder's individual circumstances, may be material to a stockholder; and each stockholder must obtain his, her or its own tax advice. This general description is not tax advice.

     Our common stock is listed for trading on the Nasdaq Stock Market. On the last trading day preceding the Record Date, the closing sale price of our common stock was $___ per share, as reported by Nasdaq. No assurance can be made as to the future price of shares of our common stock.

     The board of Directors may effect a reverse stock split regardless of whether such reverse stock split would be likely to result in meeting the Nasdaq continued listing maintenance requirements in the event the Board determines that effectuating the reverse stock split is beneficial to our company for reasons other than listing our common stock on Nasdaq. There can be no assurance that a reverse stock split will occur.

POSSIBLE ADVANTAGES

     The board of directors believes that a decrease in the number of shares of our common stock outstanding without any corresponding alteration of the proportionate economic interest in our Company represented by individual share holdings may increase the trading price of such shares of our common stock and such higher price would be more appropriate for our common stock. The board believes that if our common stock trades at $1.00 per share or more, it may meet one of the minimum continued maintenance requirements of Nasdaq, which the board believes would increase the liquidity of our common stock. However, no assurance can be given that the market price of our common stock will rise in proportion to the reduction in the number of shares outstanding resulting from any reverse stock split or that even if our common stock trades at $1.00 per share or more, that our common stock will continue to be authorized for trading on Nasdaq.

     Additionally, the board believes that a more appropriate price for shares of our common stock should promote greater interest by the brokerage community in marketing shares of our common stock to their customers. The current per share price of our common stock may limit the effective marketability of our common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower- priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

     Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, in whole or in part, by increased brokerage commissions which will be required to be paid by stockholders selling "odd lots" created by such reverse stock split.

     The increase in the difference between the authorized number of shares of our common stock and the number of shares outstanding or committed could have an advantage of permitting us to issue shares for acquisition, sale of equity, conversion of convertible debt, and other purposes that could improve our financial position.

     If the reverse stock split is approved by stockholders, the board of directors will have authority without further stockholder approval to effect a reverse stock split of one share of new common stock for each outstanding two, three, four or five shares of old common stock.

     The following table sets forth the number of shares of our common stock that would be outstanding (based on the 18,750,818 shares of common stock outstanding as of the Record Date) immediately after the reverse stock split. The reduction of the number of shares outstanding in the reverse stock split has the inverse effect on authorized and unissued shares. The table does not attempt to account for cashing out fractional shares.

                                 Common Stock Outstanding     Common Stock Authorized and Unissued
                              ------------------------------  ------------------------------------
Ratio of                      Before Reverse   After Reverse    Before Reverse      After Reverse
Reverse Stock Split            Stock Split      Stock Split       Stock Split        Stock Split
-------------------            -----------      -----------       -----------        -----------

None . . . . . . . . . . .     18,750,818          N/A             41,249,182            N/A
One-for-three (1:3). . . .     18,750,818    6,250,273             41,249,182        53,374,727
One-for-five (1:5) . . . .     18,750,818    3,750,164             41,249,182        56,249,836
One-for-eight (1:8). . . .     18,750,818    2,343,852             41,249,182        57,656,148
One-for-ten (1:10) . . . .     18,750,818    1,875,082             41,249,182        58,124,918

     Upon determination of the exact ratio of the reverse stock split and the filing of appropriate documents to effect such reverse stock split, the Board will notify stockholders that the reverse stock split has been effected. In addition, the Board shall have authority to determine the exact timing of the reverse stock split.

     Our reporting obligations under the Securities Exchange Act of 1934, should not be affected by the changes in capitalization contemplated pursuant to the Reverse stock split. No significant reduction should be anticipated in the number of record holders of the Common Stock below its Record Date level of approximately 760, which is and will continue to be above the Exchange Act's going-private threshold of fewer than 300. We have no intention of terminating the registration of our common stock under the Exchange Act.

POSSIBLE DISADVANTAGES

     The board of directors is hopeful that the decrease in the number of shares of our outstanding common stock will stimulate interest in our common stock and possibly promote greater liquidity. However, the possibility exists that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed reverse stock split is effected. The reverse stock split will reduce the number of shares outstanding to between 1,875,082 (if a one-for-ten (1:10) reverse stock split is effected) and 6,250,273 (if a one-for-three (1:3) Reverse stock split is effected). Fewer publicly held shares may result in lower trading volume, which may reduce the financial community's interest in our common stock. A lower trading volume for our common stock may also depress the market price of shares of our common stock.

     The board of directors is hopeful that the proposed reverse stock split will result in a price level for the shares that will mitigate any reluctance of brokerage firms to recommend our common stock to their clients and diminish the adverse impact of trading commissions on the potential market for the our shares. However, there can be no assurance that the proposed reverse stock split will achieve these desired results, nor can there be any assurance that the price per share of our common stock immediately after the proposed reverse stock split will increase proportionately with the reverse stock split or that any increase can be sustained for a prolonged period of time.

     Although the board of directors is optimistic that the reverse stock split will increase the market price of our common stock above the minimum $1.00 bid price required by the Nasdaq continued listing maintenance criteria, no assurance can be made that the reverse stock split will have this affect or, even if so affected, that we will continue to satisfy the remaining continued listing maintenance criteria requirements of Nasdaq. Additionally, there is no assurance that even if the market price of our common stock increases above the minimum $1.00 bid price, this will have a beneficial effect on any decision resulting from a hearing with a Nasdaq hearing panel, because we did not achieve this threshold for at least ten consecutive days on or prior to March 1, 2001.

     If the reverse stock split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, which shares will again be available for issuance. As a result of this increase in authorized and unissued shares of our common stock, additional shares will be available in the event the board of directors determines that it is necessary or appropriate to raise additional capital through the sale of securities in the public or private markets, enter into a strategic relationship with another company, grant options to our employees or acquire another company, business or assets, or in other events. Common stock would be authorized to be issued in the discretion of the board of directors without stockholder approval of each issuance. If Proposal No. 1 is approved by our stockholders, the board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock (except for the shares of stock to be issued if Proposal No. 2 is approved by our stockholders), unless applicable law or regulation requires otherwise. In the event we issue additional shares of common stock, such issuance may depress the price of currently outstanding shares of common stock or impair the liquidity of such shares. In addition, the issuance may be on terms that are dilutive to stockholders. Issuance of additional shares may also have the effect of diluting the earnings per share and book value per share of shares of common stock currently outstanding.

     Except for our stock plans and outstanding warrants and options, there are no existing agreement or agreements in principle which call for the issuance of any shares of common stock or preferred stock (other than the shares of common stock to be issued if Proposal No. 2 is approved by our stockholders). Additionally, we have no existing agreements or agreements in principle which call for the issuance of any shares of common stock or preferred stock in connection with any new financing.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNISSUED SECURITIES

     The reverse stock split would result in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of common stock or preferred stock under particular circumstances may have the effect of discouraging an attempt to change control of our company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) common stock recommended by the board of directors could have the overall effect of rendering more difficult the accomplishment of an acquisition of our company, and to make more difficult the removal of our incumbent management. Common stock would be authorized to be issued in the discretion of the board without stockholder approval of each issuance. The proportionate increase in the authorized number of shares of common stock could have an advantage of permitting us to issue shares for other purposes that could improve our financial position. However, the proportionately larger spread between authorized shares and outstanding (or committed) shares might be used to increase the stock ownership or voting rights of persons seeking to obtain control of our company; and this anti-takeover effect could benefit incumbent management at the expense of the stockholders. Issuance of additional shares also could have the effect of diluting any earnings per share and book value per share of shares outstanding of common stock.

     We may issue new securities without first offering them to stockholders. The holders of shares of our common stock have no preemptive rights. Preemptive rights would have given stockholders a right to purchase pro rata new securities issued by us. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, we may issue its shares in a manner that dilutes our current stockholders.

ACCOUNTING FOR REVERSE STOCK SPLIT

     The reverse stock split will cause the number of "odd-lot" holders to go up and cause the number of "round-lot" holders of our common stock to go down. The number of round-lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on our common stock. Higher numbers of odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. This may negatively impact the average trading volume and thereby diminish interest in our common stock by some investors and advisors.

     If a reverse stock split is effectuated, it will require that an amount equal to the number of fewer shares issued times such shares' par value be transferred to additional paid-in capital on our balance sheet from our paid-in common stock capital. The number of shares of common stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be increased correspondingly. The resolutions approving the reverse stock split provide that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, our board of directors will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to stockholders as dividends or used by us to repurchase outstanding stock. We currently have no plans to use any surplus so created to pay any such dividend or to repurchase stock.

LIQUIDATION OF FRACTIONAL SHARES

     At the effective date of the reverse stock split (the "Effective Date"), each share of old common stock issued and outstanding immediately prior thereto will be reclassified as and changed into the appropriate fraction of a share of our new common stock. All fractional share interests that are not combined into whole shares will be subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, we will send transmittal forms to the holders of the old common stock to be used in forwarding their certificates formerly representing shares of old common stock for (i) surrender and exchange for certificates representing whole shares of new common stock and
(ii) cash in lieu of any fraction of a share of new common stock to which such holders would otherwise be entitled.

     American Stock Transfer & Trust Company Registrar Co. will act as our "exchange agent" to act for holders of old common stock in implementing the exchange of their certificates. Do not send stock certificates until you receive a notice requesting you to transmit them to the exchange agent.

     If this Proposal No. 1 is approved by stockholders and we file an amendment to our Certificate of Incorporation with respect to the reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of old common stock to the Exchange Agent in exchange for certificates representing new common stock. Beginning on the Effective Date, each certificate representing shares of old common stock will be deemed for all corporate purposes to evidence ownership of a proportionate number of shares of new common stock and a right to payment in cash for fractional interests.

     We will either deposit sufficient cash with the exchange agent or set aside sufficient cash for the purchase of the above-referenced fractional interests. The cash that we are required to pay with regard to fractional interests is estimated to be under $1,000, and such funds will be provided from our existing cash. Stockholders are encouraged to surrender their certificates to the exchange agent for certificates evidencing whole shares of the new common shares and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date. No interest will accrue or be payable to stockholders on account of such deposit. We shall be entitled to earnings, if any, on funds deposited.

     The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which will be borne and paid by us.

     The number of record holders of our common stock on the Record Date was approximately 760. We do not anticipate that the payment in cash in lieu of fractional shares following any reverse stock split would result in a significant reduction in the number of such holders. Holders of new common stock will continue to be entitled to receive such dividends as may be declared by the board of directors. To date, no cash dividends on our common stock have been paid by us.

     No assurance can be given that the new common stock will continue to be authorized for trading on Nasdaq. We do not intend to effect a reclassification that impairs the existing status of old common stock or the intended authorization for trading of reclassified new common stock.

BOARD POSITION AND REQUIRED VOTE

     Proposal No. 1 will be adopted only if we receive the affirmative vote of holders of a majority of the outstanding shares of our common stock. The board of directors believes that the proposed amendment is in the best interests of our Company and our stockholders and recommends a vote FOR each of the proposed alternative ratios.


                                 PROPOSAL NO. 2
                    TO APPROVE THE ISSUANCE OF 912,900 SHARES
          OF OUR COMMON STOCK THAT WE ARE CURRENTLY OBLIGATED TO ISSUE
          PURSUANT TO THE TERMS OF OUR AGREEMENT AND PLAN OF MERGER, AS
       AMENDED, WITH RESPECT TO OUR ACQUISITION OF OUR PWR SYSTEMS, INC.
                            SUBSIDIARY IN MARCH 2000

     On March 27, 2000, we acquired our PWR Systems, Inc. subsidiary. The acquisition was in the form of a merger of PWR Systems into PWR Acquisition
Corp.,  one  of  our  wholly  owned   subsidiaries  which  we  formed  for  this
transaction.

     The PWR Systems acquisition was completed pursuant to an agreement and plan of merger, dated as of February 28, 2000, between us, PWR Acquisition, PWR Systems and PWR System's two shareholders prior to the acquisition, Vincent DiSpigno, who is currently our president, a director and the chief executive officer of PWR Systems and David N. Salav, who is currently one of our vice presidents, a director, our chief information officer and the president of PWR Systems. Pursuant to the merger agreement, at the closing of the transaction, we made a cash payment to the PWR Systems shareholders of an aggregate of $1 million and delivered to the PWR Systems shareholders our promissory notes in the aggregate principal amount of $500,000. The unpaid principal and unpaid accrued interest due on these notes were and continue to be payable in twelve equal monthly installments, that commenced on April 27, 2000. These notes are convertible into shares of our common stock, at a conversion price of $3.00 per share, and bear interest at the imputed interest rate of the Internal Revenue Service on the closing date. Accrued interest on these notes is payable with the monthly principal payments. These notes were guaranteed by PWR Systems. The stock portion of the acquisition consideration payable at closing was in the form of 1,500,000 shares of our common stock.

     The merger agreement provided for additional contingent consideration of up to $350,000 per year for the three-year period following the closing of the acquisition, based upon increases in PWR System's earnings before interest, taxes, depreciation and amortization, and required that we allowed PWR Systems to maintain sufficient working capital so that it would have the opportunity to increase such revenues. The merger agreement provides that this amount may be paid by us in shares of common stock. Under the merger agreement, we are also obligated to issue additional shares of our common stock if the market price of our common stock fell below $1.00 per share for any consecutive 30-day period during the one-year period following the closing of the acquisition. Under the merger agreement, we can not issue to Mr. DiSpigno and Mr. Salav, collectively, more than 20 percent of our total outstanding shares of common stock, including all of the shares received pursuant to the merger agreement without stockholder approval. The merger agreement included this 20 percent limitation in order to comply with NASD Marketplace Rules. If the number of shares that they are entitled to receive exceeds such amount, and we do not pay such amount in cash within 30 days following the end of the 30-day period in which our stock is below $1.00, we are obligated to seek approval of our stockholders to issue such shares. We have not made such payment, and are seeking stockholder approval pursuant to this Proposal No. 2. Under the merger agreement, if we cannot get this approval, we will become obligated to pay cash for the 912,900 "excess shares" plus interest calculated at the rate of 8% per year, by June 6, 2001.

     In accordance with the merger agreement, we made a capital contribution of $2 million to PWR Systems immediately following the March 2000 closing; however, a significant portion of this amount was subsequently used by us for other purposes. In December 2000, following the determination by the board of directors of PWR Systems that PWR Systems did not have sufficient working capital to reach the revenue milestones for the year ended December 31, 2000 set forth in the merger agreement, our board of directors authorized the issuance of 280,000 shares of our common stock to each of Mr. DiSpigno and Mr. Salav (an aggregate of 560,000 shares), issued in lieu of the $350,000 that would otherwise have been payable to Mr. DiSpigno and Mr. Salav, calculated in accordance with the terms of the merger agreement.

     As of November 27, 2000, the market price of our common stock was below $1.00 for 30 consecutive trading days. As a result, on December 6, 2000, in accordance with the terms of the merger agreement, our board of directors approved the issuance of 539,324 shares of our common stock to each of Mr. DiSpigno and Mr. Salav, as former shareholders of PWR Systems, 5,088 of which were issued to each of Mr. DiSpigno and Mr. Salav on December 6, 2000. We have made the determination that we can issue no further shares under the merger agreement to either Mr. DiSpigno or Mr. Salav without exceeding the 20 percent limitation.

     The total amount of shares due to each of Mr. DiSpigno and Mr. Salav as a result of the decline in our stock price, following the issuance of the 5,088 shares to each of them, was subsequently reduced to 456,450 pursuant to a January 10, 2001 amendment to the merger agreement, in exchange for the mutual waiver of possible breaches of certain representations and warranties set forth in the merger agreement. The issuance of this aggregate amount of 912,900 shares of our common stock owed to Mr. DiSpigno and Mr. Salav require the approval of stockholders.

     We determined that if we do not issue the aggregate of 912,900 shares of our common stock to Vincent DiSpigno and David N. Salav described in this Proposal No. 2, we will become obligated to pay an aggregate of approximately $710,000, plus interest, to them by June 6, 2001. We have made a preliminary estimate that we had a working capital deficiency of approximately $3.8 million as of December 31, 2000, and the requirement to make this payment in cash to Mr. DiSpigno and Mr. Salav likely would have a materially adverse effect on us. Non-payment could have a materially adverse effect on us, as well, because this would constitute a breach of our agreement, could hinder our ability to engage in future acquisitions and could lead to potential litigation.

INTERESTS OF CERTAIN PERSONS IN PROPOSAL NO. 2

     456,450 of the 912,900 shares of our common stock that are proposed to be issued pursuant to Proposal No. 2 shall be issued to Vincent DiSpigno, our president, one of our directors and the chief executive officer of PWR Systems and the remaining 456,450 shares are to be issued to David N. Salav, one of our vice presidents and directors, our chief information officer and the president of PWR Systems. The board of directors has determined that they should be issued these shares in their capacity as former shareholders of our PWR Systems subsidiary pursuant to the terms of the merger agreement.

     As of the Record Date, Vincent DiSpigno and David Salav each beneficially own 1,118,142 shares of our common stock, representing 5.9 percent of our outstanding shares of common shares. If Proposal No. 2 is approved by our stockholders, and assuming no other shares of our common stock are acquired or divested by either of them, Mr. DiSpigno and Mr. Salav will each beneficially own 1,574,592 shares of our common stock, representing approximately 8.2 percent of our outstanding shares of common stock.

     The 1,500,000 shares of our common stock issued at the PWR Systems closing are subject to lock-up agreements with us. Under their lock-up agreements, Mr. DiSpigno and Mr. Salav were, and continue to be, prohibited from selling or otherwise transferring any of the shares that they receive at closing, except for (a) 10% of the shares received during a six month period commencing six months after the closing, (b) an additional 10% during the next six- month period, and (c) an additional 10% during the next six-month period. All remaining shares held by the PWR shareholders two years after the closing will be free of any sale restriction under the lock-up agreements. Any shares issued upon conversion of our promissory notes delivered at closing in the aggregate principal amount of $500,000 are not be subject to these lock-up agreements. The 912,900 shares of common stock to be issued to Mr. DiSpigno and Mr. Salav pursuant to Proposal No. 2 will be subject to the lock-up agreements as if such shares were acquired on the date of the March 2000 closing.

     We have also entered into three year employment agreements with Vincent DiSpigno and David N. Salav. The employment agreements with each of them provide for their service as vice presidents of Vizacom and as executive officers of our PWR Systems subsidiary. Each of these employment agreements also provide for annual base salaries of $200,000, provide for annual bonuses of up to $25,000, based upon PWR Systems attaining specified performance thresholds, and contain restrictions on their engaging in competition with us for the term of the agreement and for one year thereafter and provisions protecting our proprietary rights and information.

BOARD POSITION AND REQUIRED VOTE

     Proposal No. 2 will be adopted only if we receive the affirmative vote of holders of a majority of the votes actually cast, in person or by proxy, at this special meeting. The board of directors believes that the proposed issuance of common stock is in the best interests of our company and our stockholders and recommends a vote FOR the Proposal No. 2.


                            MISCELLANEOUS INFORMATION

OTHER BUSINESS

     Pursuant to the terms of our By-laws, no matters may be transacted at the special meeting other than those stated in the notice accompanying this proxy statement.

COST OF SOLICITING PROXIES

     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain of our officers and regular employees may solicit proxies by telephone, telegraph or personal interview. We also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of our common stock held of record by such persons, and we may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.




                                        By Order of the Board of Directors,

                                        Neil M. Kaufman,
                                        chairman and secretary
March __, 2001
Bohemia, New York

                                                                   APPENDIX A
                          PROPOSED REVERSE STOCK SPLIT

     If Proposal No. 1 is approved, the following will be included in an amendment to the Certificate of Incorporation of the Company, in Article FOURTH thereof:

     (e) Each issued and outstanding share of Common Stock, par value of $.001 per share, of the Corporation (the "2001 Old Common Stock") as of the date of filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation (the "2001 Effective Date") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed into one-x (1/x) [x is to be completed with a whole number which shall be either three, five, eight or ten, inclusive, hereafter approved by the Board of Directors] of one share of Common Stock, par value of $.001 per share (the "2001 New Common Stock"), of the Corporation, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the 2001 Effective Date represented outstanding shares of 2001 Old Common Stock (each, a "2001 Old Certificate") shall be entitled to receive upon surrender of such 2001 Old Certificate to the Company's Transfer Agent for cancellation, a certificate or certificates (each, a "2001 New Certificate") representing the number of whole shares of the 2001 New Common Stock into which the 2001 Old Common Stock formerly represented by the 2001 Old Certificate so surrendered are reclassified under the terms hereof. From and after the 2001 Effective Date, 2001 Old Certificates shall represent only the right to receive 2001 New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in 2001 New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder, of the Corporation. A holder of 2001 Old Certificates shall receive, in lieu of any fraction of a share of 2001 New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the average of the last sale price of the 2001 Old Common Stock on The Nasdaq Stock Market, or such other securities market that as of such day is the principal market for the 2001 Old Common Stock, on the 2001 Effective Date (or in the event the Company's Common Stock is not so traded on the 2001 Effective Date, such sale price on the next preceding day on which such stock was traded on The Nasdaq Stock Market, or such other securities market that as of such day is the principal market for the 2001 Old Common Stock). If more than one 2001 Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of 2001 New Common Stock for which 2001 New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the 2001 Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of 2001 Old Certificates has not tendered all of such holder's 2001 Old Certificates for exchange, the Transfer Agent shall carry forward any fractional share until all 2001 Old Certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share of 2001 New Common Stock. If any 2001 New Certificate is to be issued in a name other than that in which the 2001 Old Certificates surrendered for exchange are issued, the 2001 Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the 2001 Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the 2001 Effective Date, the amount of capital represented by the shares of the 2001 New Common Stock into which and for which the shares of the 2001 Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of 2001 Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

                                  VIZACOM INC.

     The undersigned hereby appoints Neil M. Kaufman and Alan W. Schoenbart, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the stock of the undersigned in VIZACOM INC., a Delaware corporation (the "Company"), at the Company's Special Meeting of Stockholders scheduled to be held on April 19, 2001 and any adjournments or postponements thereof.

                  (Continued and to be signed, on reverse side)

     The Board of Directors recommends a vote FOR the following proposals.

1. To consider to act upon a proposal to grant our board of directors authority to amend our certificate of incorporation to effect a reverse stock split of our common stock, in the proportion determined by the board of directors in the following alternative ratios:

     YOU MAY VOTE FOR, VOTE AGAINST OR ABSTAIN FROM VOTING ON ANY ONE OR MORE OF THE FOLLOWING. THE BOARD WILL SELECT ONE AND ONLY ONE OF THE APPROVED RATIOS.

        a. to authorize a one-for-three (1:3) reverse stock split:

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

        b. to authorize a one-for-five (1:5) reverse stock split:

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

        c. to authorize a one-for-eight (1:8) reverse stock split:

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

        d. to authorize a one-for-ten (1:10) reverse stock split:

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2. Approve the issuance of 912,900 shares of our common stock that we are currently obligated to issue pursuant to the terms of our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                          [Reverse side of proxy card]


THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2, AS SET FORTH ABOVE. RECEIPT OF THE COMPANY'S PROXY STATEMENT, DATED MARCH ___, 2001, IS HEREBY ACKNOWLEDGED.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE



                [L.S.]                   [L.S.]     Dated:               , 2001
----------------         ----------------                 --------------


                         (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)